Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Third Quarter Results

Third Quarter 2016 Highlights:

•	GAAP earnings per diluted share (EPS) of $1.07 increased 10% compared to 2015. Excluding Special Items in 2015, EPS increased 4% compared to last year.

•	Sales of $694 million increased 4% compared to 2015, with core growth of 5.5%.

•	Raising 2016 GAAP EPS guidance to $4.07-$4.15, from $3.95-$4.15. Revised 2016 EPS guidance, excluding Special Items, of $4.12-$4.20 versus prior range of $4.00-$4.20.

STAMFORD, CONNECTICUT - October 24, 2016 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2016 GAAP earnings of $1.07 per diluted share, compared to $0.97 per share in the third quarter of 2015. Excluding Special Items, third quarter 2015 earnings per diluted share were $1.03. (Please see the attached Non-GAAP Financial Measures tables.)

Third quarter 2016 sales were $694 million, an increase of 4% compared to $670 million in the third quarter of 2015. Core sales increased $37 million, or 5.5%, partially offset by a $12 million, or 2%, impact from unfavorable foreign exchange.

Operating profit in the third quarter was $104 million, up 11% compared to $93 million in the third quarter of 2015. Excluding Special Items, operating profit was $97 million in the third quarter of 2015. (Please see the attached Non-GAAP Financial Measures tables.)

The effective tax rate in the third quarter was 33.0% compared to 32.3% last year. Excluding Special Items, the effective tax rate in the third quarter of 2015 was 31.6%. (Please see the attached Non-GAAP Financial Measures tables.)

Max Mitchell, Crane Co. President and Chief Executive Officer, stated: “We delivered another strong quarter, with solid execution across all segments. We were particularly pleased with our growth and margin performance at Payment & Merchandising Technologies, with solid end market demand and progress on productivity supporting continued momentum into 2017. In addition, our teams across Fluid Handling continued to execute well, with another solid margin performance despite continuing end market challenges. Order activity remains generally stable in Fluid Handling, and although we continue to believe that demand is at a trough, we will exit the year with a lower backlog compared to when we entered 2016. Our Aerospace & Electronics team had an exceptionally strong performance executing on shipments for the Space Fence program in the quarter, though dilutive to margins; we will have lower shipments in the fourth quarter as we close out the program. Overall, we are pleased with our performance year to date and our prospects looking ahead, and we are raising the midpoints of our full-year adjusted EPS guidance by $0.06 and our free cash flow guidance by $5 million."

Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2016 versus the third quarter 2015, excluding Special Items.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2016	2015
Sales	$245	$265	$(20)	(7)%

Operating Profit	$31	$29	$1	4%
Operating Profit, before Special Items*	$31	$31	$—	(1)%

Profit Margin	12.5%	11.1%
Profit Margin, before Special Items*	12.5%	11.8%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $20 million, driven by a $12 million, or -5%, core sales decline, and $8 million, or -3%, of unfavorable foreign exchange. Operating margin improved to 12.5%, compared to 11.8% last year, primarily reflecting the impact of productivity, repositioning benefits and favorable mix, partially offset by lower volumes, and to a lesser extent, competitive pricing. Fluid Handling order backlog was $242 million at September 30, 2016, compared to $267 million at December 31, 2015 and $279 million at September 30, 2015.

Payment & Merchandising Technologies

	Third Quarter		Change
(dollars in millions)	2016	2015
Sales	$187	$171	$16	9%

Operating Profit	$35	$25	$10	38%
Operating Profit, before Special Items*	$35	$27	$7	27%

Profit Margin	18.6%	14.8%
Profit Margin, before Special Items*	18.6%	16.1%

*Please see the attached Non-GAAP Financial Measures tables

Sales increased $16 million, or 9%, driven by $21 million, or 12%, of core growth, partially offset by a $5 million, or -3%, impact from unfavorable foreign exchange. Operating margin expanded 250 basis points to 18.6%, driven primarily by integration synergies, the higher core sales and strong productivity.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2016	2015
Sales	$198	$172	$27	15%

Operating Profit	$39	$37	$2	7%
Operating Profit, before Special Items*	$39	$37	$2	6%

Profit Margin	19.6%	21.3%
Profit Margin, before Special Items*	19.6%	21.4%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $27 million, driven by a 15% increase in core sales. The core sales increase was driven primarily by shipments on the Space Fence program. Operating margin declined 180 basis points to 19.6%, primarily reflecting unfavorable mix. Aerospace & Electronics order backlog was $377 million at September 30, 2016, compared to $436 million at December 31, 2015 and $460 million at September 30, 2015.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2016	2015
Sales	$64	$63	$1	2%

Operating Profit	$11	$13	$(1)	(9)%

Profit Margin	17.7%	19.9%

Sales increased $1 million, driven by higher sales to the Recreational Vehicle and Building Product markets, partially offset by lower sales to the Transportation market. Operating margin decreased 220 basis points to 17.7%, primarily reflecting competitive pricing actions, partially offset by strong productivity.

Raising 2016 Guidance
The Company is raising its 2016 GAAP EPS guidance to a range of $4.07-$4.15, versus a prior range of $3.95-$4.15. Excluding Special Items, EPS is now expected to be in a range of $4.12-$4.20, from the prior range of $4.00-$4.20. Management continues to expect that sales for 2016 will approximate $2.7 billion, now reflecting core sales in a range of flat to +2% compared to 2015. Full year 2016 free cash flow (cash provided by operating activities less capital spending) is now expected to be in a range of $200 to $225 million versus prior guidance of $195 to $220 million. (Please see the attached Non-GAAP Financial Measures tables.)

Non-GAAP Items
Special Items in the third quarter of 2015 included $2 million in after-tax charges, or $0.03 per share, related to repositioning activities, and $2 million, or $0.03 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition. For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 25, 2016 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)